Exhibit 99.1

For immediate release

Endeavour Receives Notice Regarding
NYSE Continued Listing Standards

Houston, TX – September 17, 2014 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) announced today that the New York Stock Exchange (“NYSE”) has notified the Company that it is not in compliance with two of the NYSE’s continued listing standards.

The NYSE requires that the average closing price per share of a listed company’s stock be in excess of $1.00 for a consecutive 30-trading day period. Under this continued listing criteria, Endeavour has a period of six months, subject to possible extension, to bring its average share price back over $1.00. The Company’s common stock expects to be listed and traded on the NYSE during this period. Endeavour plans to notify the NYSE that it anticipates that this deficiency will be cured and that it will return to compliance with the NYSE continued listing standard.

In addition, the Company’s total market capitalization has averaged less than $50 million over a consecutive 30 trading-day period and its last reported shareholders’ equity (deficit) was also below $50 million. In accordance with NYSE procedures, Endeavour has 45-days from receipt of the NYSE notice to submit a business plan to the NYSE demonstrating how it intends to comply with the NYSE’s continued listing standards. Endeavour intends to develop and submit such a business plan to bring the Company in compliance, within the required 18 month timeframe. The Company’s stock expects to trade on the NYSE during the plan period, subject to the compliance with other NYSE continued listing requirements.

About Endeavour International Corporation

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of oil and natural gas in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

SOURCE: Endeavour International Corporation
For further information:
Endeavour – Investor Relations
Darcey Matthews	713-307-8711